UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 16, 2011

ROYAL GOLD, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-13357	84-0835164
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1660 Wynkoop Street, Suite 1000, Denver, CO	80202-1132
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 303-573-1660

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On June 16, 2011, Royal Gold, Inc. (“Royal Gold” or the “Company”), through its wholly owned subsidiary RGLD Gold Canada, Inc. (“RGLD Canada”), entered into a Subscription Agreement and an Option Agreement with Seabridge Gold, Inc. (“Seabridge”) to (i) make a C$30 million initial equity investment in the common shares of Seabridge (“Common Shares”), (ii) acquire an option to obtain a 1.25% net smelter return royalty (the “Initial Royalty”) on all of the gold and silver production from the Kerr-Sulphurets-Mitchell project (the “Project”) in northwest British Columbia, (iii) acquire an option to make a second equity investment in the Common Shares of up to C$18 million and (iv) acquire a second option to increase the Initial Royalty to a 2.00% net smelter return royalty (the “Increased Royalty”).

Pursuant to the Subscription Agreement, upon the receipt by Seabridge of Toronto Stock Exchange (“TSX”) and NYSE Amex approvals and the satisfaction of other customary closing conditions, the Company will acquire 1,019,000 Common Shares (the “Initial Shares”) in a private placement for C$30 million at a per share price equal to C$29.44, which represents a premium of 15% to the volume weighted average trading price of the Common Shares on the TSX for the five trading day period that ended June 14, 2011.

Pursuant to the Option Agreement, if the Company holds the Initial Shares for a period of 270 days, the Company will have the option to acquire the Initial Royalty for a purchase price of C$100 million, payable in three installments over a 540 day period, which amount may be reduced to an amount equal to the Canadian Dollar equivalent of USD$125 million based on the prevailing exchange rate on the day before the Company makes the first installment payment.  The terms and conditions of the Initial Royalty are contained in the Form of Royalty Agreement attached as Schedule B to the Option Agreement (the “Form of Royalty Agreement”).

Pursuant to the Option Agreement, the Company also has an option to acquire in a private placement additional Common Shares in an amount up to C$18 million (the “Subsequent Shares”), which is exercisable within 18 months of the purchase of the Initial Shares.  The purchase price for the Subsequent Shares will be a 15% premium to the volume weighted average trading price of the Common Shares on the TSX for the five trading day period ending two days prior to the delivery by the Company of notice of exercise of its option to acquire the Subsequent Shares. If the Company exercises its option to acquire the Subsequent Shares and holds the Subsequent Shares for a period of 270 days, the Company will have the option to increase the Initial Royalty to the Increased Royalty for a purchase price of C$60 million, payable in three installments over a 540 day period, which amount may be reduced to an amount equal to the Canadian Dollar equivalent of USD$75 million based on the prevailing exchange rate on the day before the Company makes the first installment payment.  The terms and conditions of the Increased Royalty are contained in the Form of Royalty Agreement.

The options to acquire the Initial Royalty and the Increased Royalty will remain exercisable by the Company for 60 days following the Company’s satisfaction that, among other items, the Project has received all material approvals and permits and that Seabridge has demonstrated that it has sufficient funding for construction of and commencement of commercial production from the Project.  Pursuant to the Option Agreement, proceeds of the exercise of the Initial Royalty and the Increased Royalty will be used by Seabridge to develop and construct the Project.

The foregoing description of the terms of the Option Agreement and the Subscription Agreement is qualified in its entirety by the Option Agreement and the Subscription Agreement, which are filed herewith as Exhibit 10.1 and Exhibit 10.2, respectively, and incorporated into this Item 1.01 by reference.

Item 7.01                      Regulation FD

Royal Gold announced the transactions with Seabridge in a press release on June 17, 2011.  The press release is furnished as Exhibit 99.1 hereto.

The information furnished under this Item 7.01, including the exhibit, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by reference to such filing.

Item 9.01                      Financial Statements and Exhibits

(d) Exhibits

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Royal Gold, Inc. (Registrant)

Dated: June 22, 2011	By:	/s/ Bruce C. Kirchhoff
	Name:	Bruce. C. Kirchhoff
	Title:	Vice President and General Counsel

Exhibit Index

Exhibit No.

10.1	Option Agreement between Seabridge Gold Inc. and RGLD Gold Canada, Inc. dated June 16, 2011.

10.2	Subscription Agreement between Seabridge Gold Inc. and RGLD Gold Canada, Inc. dated June 16, 2011.

99.1	Press Release dated June 16, 2011.